Exhibit 99.1

       BANK OF SOUTH CAROLINA CORPORATION ANNOUNCES FIRST QUARTER EARNINGS

    CHARLESTON, S.C., April 10 /PRNewswire-FirstCall/ -- The Board of Directors of Bank of South Carolina Corporation, (Nasdaq: BKSC) the parent company for The Bank of South Carolina, on April 10, 2007, announced earnings for the quarter ended March 31, 2007, of $1,036,466 or $.26 per share, an increase of 20% over 2006 earnings of $865,436 or $.22 per share. Our returns on average assets and average equity for the year were 1.72% and 17.48%, respectively, and compare with 2006 returns on average assets and average equity of 1.58% and 16.05%, respectively.

    Hugh C. Lane Jr., the Corporation's President and CEO stated, "Our loan demand has increased -- 7% from $153,375,867 at March 31, 2006 to $164,830,257 at March 31, 2007. We are very encouraged as it appears that the Charleston economy is stronger than the national economy, and we do not seem to be experiencing the softness we read about in the nation's real estate market. Mortgage loan volume increased $6,865,721 or 56% in the first quarter of 2007 from the first quarter 2006. First quarter results do not predict an entire year, but we are pleased with the results and know that with the strong and enthusiastic commitment of our employees, 2007 will be a great year."

    The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. It is also available on its website at www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC". Market makers for the stock for Bank of South Carolina Corporation are: Robinson Humphrey Company, Inc., Sterne, Agee and Leach Inc., Scott & Stringfellow, Inc., Nite Securities, LP and Speer, Leeds and Kellogg and Howe Barnes.

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

                                                 March 31,       March 31,
                                                   2007            2006
                                               -------------   -------------
Shares Outstanding
  BKSC Common Stock                                3,929,908       3,865,106

Book Value Per Share                           $        6.15   $        5.65

Total Assets                                   $ 249,282,653   $ 244,783,914

Quarter Ending

Net Income                                     $   1,036,466   $     865,436

Basic Earnings Per Share                       $         .26   $         .22

Diluted Earnings Per Share                     $         .26   $         .22

Weighted Average Shares
 Outstanding Basic                                 3,929,908       3,865,106

Weighted Average Shares
 Outstanding Diluted                               3,956,183       3,908,338

    On April 11, 2006 the Corporation declared a 25% stock dividend for shareholders of record as of April 28, 2006. On April 12, 2005, the Corporation declared a 10% stock distribution for shareholders of record as of April 29, 2005. All shares and per share data have been retroactively restated to reflect the stock distribution.

SOURCE  Bank of South Carolina Corporation
    -0-                             04/10/2007
    /CONTACT: William L. Hiott Jr., of Bank of South Carolina Corporation, +1-843-724-1500/
    /Web site:  http://www.banksc.com/